Exhibit 99.6

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

Luda Technology Group Limited (the “Company”) has included in this Registration Statement on Form F-1 audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards, for the fiscal years ended December 31, 2022 and 2021, and unaudited condensed consolidated interim financial statements for the six month periods ended June 30, 2023 and 2022.

Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”) provides that a company may comply with only the 15-month requirement in such item if the issuer is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to the Instruction, the issuer hereby represents to the U.S. Securities and Exchange Commission that:

1.	the Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements not older than 12 months at the date of filing the Registration Statement;

2.	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2023 will be available until April 2024; and

4.	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Date: March 4, 2024

Luda Technology Group Limited

By:	/s/ Ma Biu
Name:	Ma Biu
Title:	Chairman, Chief Executive Officer and Director